Strategic American Oil Adds Production in North Point Bolivar Field

Announces Plan to Increase Production to 1,000 Barrels of Oil Equivalent

Houston, Texas - Jan 10, 2012 - Strategic American Oil Corporation (OTCBB: SGCA) announced today that it has successfully reworked and increased production from its State Tract 343 No.18 well located in the North Point Bolivar Field in Galveston Bay, Texas.

After the rework operation, well production has more than doubled its original daily rate, resulting in additional monthly revenue of approximately $30,000 to the Company.  The Company has many more wells awaiting recompletion or rework and is already executing its plan to bring on the latent production.

Management believes the plan should increase the Company's production beyond 1,000 barrels of oil equivalent per day (boepd) by the end of 2012. This is in addition to any production increases from drilling and acquisitions, which alone have to the potential to far surpass this goal.

"This is yet another example of the abundant low hanging fruit we have internally, apart from our larger drilling projects and acquisition opportunities. This operation, although relatively small, will pay for itself in a matter of weeks and is expected to produce for many years, underscoring our strategy of pursuing projects that have attractive returns on investment," noted Jeremy G. Driver, President and Chief Executive Officer of Strategic American Oil Corporation.

Strategic American Oil will continue to provide updates pertaining to its development programs as information becomes available.

About Strategic American Oil
Strategic American Oil Corporation (OTCBB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

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Forward-looking Statements
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